Exhibit 5.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

January 22, 2019

Varonis Systems, Inc. 1250 Broadway, 29th Floor New York, New York 10001
Re:	Varonis Systems, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Varonis Systems, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on the date hereof, relating to the registration of (i) up to 177,358 additional shares (the “ESPP Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), that may be issued under the Varonis Systems, Inc. 2015 Employee Stock Purchase Plan (the “2015 ESPP”) and (ii) up to 1,183,075 additional shares of the Company’s Common Stock (together with the ESPP Shares, the “Shares”) that may be issued under the Varonis Systems, Inc. 2013 Omnibus Equity Incentive Plan (the “2013 Incentive Plan” and, together with the 2015 ESPP, the “Plans”).

This opinion is being furnished at the request of the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)                    the Registration Statement in the form to be filed with the Commission on the date hereof;

(b)                   the Plans;

(c)                    an executed copy of a certificate of Seth Gerson, Vice President and General Counsel of the Company, dated the date hereof (the “Officer’s Certificate”);

(d)                   a copy of the Company’s Amended and Restated Certificate of Incorporation, certified by the Secretary of the State of Delaware as of January 22, 2019, as in effect as of the date hereof and certified pursuant to the Officer’s Certificate;

(e)                    a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof and certified pursuant to the Officer’s Certificate;

(f)                     copies of certain resolutions of the Board of Directors of the Company adopted on November 14, 2013 and March 19, 2015 relating to the approval of each of the Plans, the filing of the Registration Statement and certain related matters, in each case certified pursuant to the Officer’s Certificate; and

(g)                   copies of certain resolutions of the stockholders of the Company adopted on February 18, 2014 and March 19, 2015 relating to the 2013 Incentive Plan, certified pursuant to the Officer’s Certificate.

Varonis Systems, Inc.

January 22, 2019

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Officer’s Certificate.

In rendering the opinion stated herein, we have also assumed that (i) an appropriate account statement evidencing Shares credited to a recipient’s account maintained with the Company’s transfer agent has been or will be issued by the Company’s transfer agent, (ii) the issuance of the Shares will be properly recorded in the books and records of the Company pursuant to the terms of the Amended and Restated By-laws and (iii) each award agreement under which options, restricted stock, restricted stock units or other awards are granted pursuant to the Plans will be consistent with the applicable Plan and will be duly authorized, executed and delivered by the parties thereto.

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the Shares are issued to the participants in accordance with the terms and conditions of each of the Plans and the applicable award agreement for consideration in an amount at least equal to the par value of such Shares, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations under the Securities Act.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

YV